Bond Instrument

This Instrument, which is a financial promotion for the purposes of Section 21 of the Financial Services and Markets Act 2000, is being issued by Energy Bonds plc, which accepts responsibility for the information contained herein. This Invitation Document has been approved as a financial promotion for UK publication by Cairn Financial Advisers LLP, 61 Cheapside, London EC2V 6AX. Cairn is authorised and regulated by the Financial Services Authority.

This deed is made the day of 2013
Between:
(1) Energy Bonds plc (registered number 8525673) whose registered office is at 52 High Street, Pinner, Middlesex HA5 5PW (the **Company**);
and
(2) CBD Energy Limited (A.C.N. 010 966 793) whose registered office is at 53 Cross Street, Double Bay, NSW 2028 Australia (the **Guarantor**).

Terms
1. Definitions and Interpretation

1.1 The following words have these meanings in this Instrument unless a contrary intention appears:

Aggregate Nominal Amount
in respect of the EnergyBonds in issue at any time, the aggregate principal amount of the EnergyBonds outstanding at that time and/or all accrued and unpaid interest thereon;

Bondholder or Bondholders
the person(s) from time to time entered in the Register as the holders of the EnergyBonds;

Business Day
a day other than a Saturday or a Sunday on which banks are open for business in London;

Certificate
a certificate evidencing title to the EnergyBonds substantially in the form set out in the schedule to this instrument;

Commencement Date
the date on which the EnergyBonds are first issued;

Default Event
has the meaning given to that term in clause 6.1;

Directors
the board of directors of the Company from time to time;

EnergyBonds
the non-convertible and non-transferable EnergyBonds of the Company constituted by and issued pursuant to this Instrument;

Group
a company which is from time to time a parent undertaking or a subsidiary undertaking of the Company or a subsidiary undertaking of any such parent undertaking, and the terms "parent undertaking" and "subsidiary undertaking" shall have the meanings as set out in the Companies Act 2006;

Instrument
this instrument;

Interest Payment Date
the date falling (i) three months following the Commencement Date and (ii) the same date in each subsequent third month up to and including the date on which the EnergyBonds are finally redeemed;

Interest Rate
7.5% (seven and one half per cent) per annum;

Recognised Investment Exchange
has the meaning ascribed to that term in section 285 of the Financial Services and Markets Act 2000;

Register
the register of Bondholders maintained by the Company as provided for in clause 12;

Registered Office
the registered office of the Company from time to time; and

Repayment Date
subject to pre-payment by the Company in accordance with the terms of this Instrument, at the option of the Bondholder the later of (i) the fourth anniversary of the Commencement Date, and (ii) any subsequent anniversary of the Commencement Date (or if such dates do not fall on a Business Day, the next Business Day) provided that the Bondholder has completed a notice of redemption six months prior to the relevant redemption date in accordance with clause 4.1.

1.2 In this Instrument, unless the contrary intention appears:

1.2.1 the singular includes the plural and vice versa and any gender includes the other gender;

1.2.2 'person' unless the context otherwise requires includes a natural person, a firm, a partnership, a body corporate, an unincorporated association or body, a state or agency of state, trust or foundation (whether or not having separate legal personality);

1.2.3 a 'natural person' unless the context otherwise requires shall mean a human being, as opposed to a juridical person created by law;

1.2.4 a reference to:

(a) a document means that document as amended, replaced or novated;

(b) a statute or other law means that statute or other law as amended or replaced, whether before or after the date of this Instrument and includes regulations and other instruments made under it;

(c) a clause or schedule is a reference to a clause or a schedule in this Instrument; and

(d) a month means a calendar month;

1.2.5 where the word 'including' or 'includes' is used, it is to be taken to be followed by the words: 'but not limited to' or 'but is not limited to', as the case requires;

1.2.6 where a period of time is expressed to be calculated from or after a specified day, that day is included in the period;

1.2.7 a reference to "date of redemption" or "repayment" or "redeemed" or "repaid" means the date on which all the outstanding principal and accrued and unpaid interest on all the outstanding EnergyBonds is finally paid by the Company; and

1.2.8 headings are inserted for convenience and do not affect the interpretation of this Instrument.

2. Amount and Status of EnergyBonds

2.1 The aggregate principal amount of EnergyBonds is limited to £7,500,000.

2.2 EnergyBonds shall only be capable of being issued in multiplies of £500 in nominal amount and there will be no limit on the maximum amount of EnergyBonds that can be issued to a Bondholder, subject to the aggregate principal amount limit set out in Clause 2.1 above.

2.3 EnergyBonds shall not be issued or registered in the names of more than one Bondholder.

2.4 Subject to this Instrument and the schedule, the whole of EnergyBonds as and when issued shall rank pari passu equally and rateably without discrimination or preference.

2.5 EnergyBonds shall not be capable of being transferred by the Bondholder or by the Company and shall not be capable of being dealt in or negotiated on any stock exchange or other recognised or capital market in the United Kingdom or elsewhere and no application has been or will be made to any Recognised Investment Exchange for the listing of, or for permission to deal in EnergyBonds.

3. Interest

3.1 Interest is payable at the Interest Rate on the principal amount outstanding under theEnergyBonds from the Commencement Date until the date of redemption and will becalculated on the basis of a 365 day year (or, in the case of a leap year, a 366 day year).

3.2 Interest accrues from day to day at the Interest Rate and is payable to the Bondholders by quarterly payments in arrears on each Interest Payment Date until the EnergyBonds are repaid under the terms of this Instrument and shall be paid to the Bondholders within 15 Business Days of such Interest Payment Date.

4. Redemption of EnergyBonds

4.1 All EnergyBonds not previously repaid (in whole or in part) before the Repayment Date will be redeemed by the Company on the Repayment Date, at par, together with interest accrued and unpaid up to and including the date of redemption, provided that the Bondholder completes the notice of redemption on the reverse of the Certificate and returns the same to the Company in accordance with the instructions printed thereon so as to be received by the Company at least six months prior to the relevant Repayment Date.

4.2 All payments of principal and interest in respect of the EnergyBonds by or on behalf of the Company shall be made at the Bondholder's risk:

4.2.1 either by cheque or bank transfer in favour of the Bondholder. If such payment is to be made by cheque, it shall be sent at the Bondholder's risk to the address notified to the Company for such purpose in writing by the Bondholder from time to time; and

4.2.2 free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed, unless such withholding or deduction is required by law. In that event, the Company shall make such withholding or deduction and shall, where required, account to the relevant tax authority for such withholding or deduction. For the avoidance of doubt, in such circumstances, the Company shall not be required to increase or gross-up any payment of principal or interest made hereunder.

4.3 All EnergyBonds redeemed by the Company pursuant to the terms of this Instrument will be cancelled and will not be available for reissue.

4.4 In the event that any income or other tax is deducted from a payment, the Company will issue to the Bondholders as soon as reasonably practicable a certificate of deduction of tax in respect of the tax deducted or withheld.

5. Pre-payment and Early Redemption of EnergyBonds

5.1 In addition to clause 4.1 the Company will be entitled to pre-pay any or all of the principal amount of the EnergyBonds together with interest accrued and unpaid thereon at any time after the Commencement Date or at any time after the occurrence of an event described in clause 6.1.

5.2 In addition to clauses 4 and 11, and subject always to the remainder of this clause 5, up to £ 50,000 principal amount of EnergyBonds shall, at the absolute discretion of the Company, be capable of being redeemed prior to a Repayment Date in each 12 month period ending on each anniversary of the issue of the EnergyBonds.

5.3 EnergyBonds shall only be capable of being redeemed pursuant to clause 5.2 above if:

> 5.3.1 the Bondholder is able to demonstrate in documented form to the satisfaction of the Company that they are subject to material financial hardship; and
>
> 5.3.2 the Bondholder has given a minimum of two months notice in writing to the Company that they wish to redeem their holding of EnergyBonds.

5.4 For the avoidance of doubt, the decision as to whether to accept (in whole or in part) applications for early redemption of EnergyBonds pursuant to clauses 5.2 and 5.3 shall be at the absolute discretion of the Company and it shall be a condition of any such acceptance by the Company that the Bondholder shall have completed the notice of redemption on the reverse of their Certificate and delivered the same to the Company (or as it shall direct) prior to the scheduled date for redemption.

6. Default Events

6.1 Notwithstanding clauses 4 and 5, all outstanding EnergyBonds shall become immediately repayable, at the Bondholder's option, at par together with all accrued and unpaid interest up to and including the date of redemption, on the happening of any of the following events (each a **Default Event**):

> 6.1.1 an order is made or an effective resolution passed for winding-up or liquidation of the Company or the Guarantor (otherwise than for the purposes of or in the course of a solvent re-organisation, reconstruction or amalgamation); or
>
> 6.1.2 an encumbrancer has taken possession of or if a receiver, administrative receiver, liquidator, judicial factor or other similar officer is appointed to take possession of the whole or any material part of the property or undertakings of the Company or the Guarantor and in any such case is not discharged, withdrawn or removed within 14 days of possession being taken or an appointment being made provided that at all times during such period the Company or the Guarantor is contesting such possession or appointment in good faith and diligently; or
>
> 6.1.3 any administration order or any administration application has been made in respect of the Company.

6.2 The Company will use reasonable endeavours to give notice to the Bondholders of the happening of any Default Event within ten (10) Business Days upon becoming aware of the same. If any Bondholder shall waive in writing its right of repayment of theAggregate Nominal Amount due to it, the EnergyBonds held by such Bondholder shall remain outstanding.

7. Non-Conversion

Neither the principal amount of the EnergyBonds nor any interest thereon shall be capable of conversion into shares or other securities in the Company.

8. Reserved

9. Certificates

9.1 The Certificates will be in the form or substantially in the form set out in the schedule.

9.2 The Company will recognise the Bondholder indicated in the Register as the absolute owner of the EnergyBonds. The Company is not bound to take notice or see to the execution of any trust whether express, implied or constructive to which any EnergyBonds may be subject.

9.3 If any of the Bondholder's EnergyBonds are due to be redeemed under any of the provisions of this Instrument, the Bondholder shall, if requested by the Company, deliver up to the Company (at its Registered Office) the Certificate(s) for the EnergyBonds which are due to be redeemed in order that the same may be cancelled and, upon such delivery (if so requested by the Company), the Company shall pay the relevant redemption amount to the Bondholder.

9.4 If any of the Bondholder's EnergyBonds are liable to be redeemed under any of the provisions of this Instrument, and, following a request by the Company, the Bondholder fails or refuses to deliver up the Certificate(s) for such EnergyBonds at the time and place fixed for the redemption of such EnergyBonds, then the Company may set aside the relevant amount due to the Bondholder, pay it into a separate interestbearing bank account which shall be held by the Company in trust for the Bondholder (but without interest (save as may accrue in such account)) and such setting aside shall be deemed, for all purposes of these conditions, to be a payment to the Bondholder and the Company shall thereby be discharged from all obligations in connection with such EnergyBonds. If the Company shall place such amount on deposit at a bank, the Company shall not be responsible for the safe custody of such amount or for any interest accruing on such amount in such account.

9.5 If any certificate is lost, stolen or mutilated, defaced or destroyed, it may be replaced at the Registered Office, subject to all applicable laws, upon such indemnity as the Directors may reasonably require.

10. Transfer

The EnergyBonds are not transferable in whole or in part and neither the Company nor itsDirectors shall approve, or arrange or participate in any transfer of EnergyBonds whether by registration or otherwise.

11. Transmission

11.1 Any person becoming entitled to EnergyBonds as a result of the death or bankruptcy of a holder of EnergyBonds or of any other event giving rise to the transmission of such EnergyBonds by operation of law may, upon producing such evidence as reasonably required by the Directors of the Company, be registered as the holder of such EnergyBonds.

11.2 In the case of death of a registered holder of EnergyBonds, the only persons recognized by the Company as having any title to the EnergyBonds are the executors or administrators of a deceased sole registered holder of EnergyBonds or such other person or persons as the Directors of the Company may reasonably determine and they will be entitled to require repayment of the EnergyBonds at par.

12. Register of the EnergyBonds

12.1 The Company will at all times keep at its Registered Office, or at such other place as the Company may have appointed for the purpose, a register showing:

12.1.1 the nominal amount of the EnergyBonds held by the Bondholder;

12.1.2 the serial number of each EnergyBond issued;

12.1.3 the date of issue and all subsequent transmissions of ownership; and

12.1.4 the name and address of the Bondholder as bondholder.

12.2 The Bondholder may at all reasonable times during office hours inspect his or her details entered in the Register and take copies of such details from the Register.

12.3 The Register may be closed by the Company for such periods and at such times as it thinks fit but not more than thirty (30) days in any calendar year.

12.4 Any change of name or address on the part of the Bondholder must be notified to the Company and the Register will be altered accordingly.

13. Guarantee

13.1 The Guarantor unconditionally and irrevocably guarantees to each of the Bondholders from time to time that if, for any reason whatsoever, the Aggregate Nominal Amount of the Bondholder's outstanding EnergyBonds (or any part of it) is not paid in full by the Company on the due date it shall (subject to the limitations set out in this Instrument), on demand in writing by such Bondholder, pay to such Bondholder such sum as shall be equal to the amount in respect of which such non-payment has been made, provided that the Guarantor's maximum aggregate liability under this guarantee shall not exceed an amount equal to the Aggregate Nominal Amount due to such Bondholder on such due date.

13.2 Upon payment in full by the Guarantor of the Aggregate Nominal Amount of any outstanding EnergyBonds, such EnergyBonds shall be deemed to have been fully repaid and cancelled.

13.3 The Guarantor shall be liable as if it were a principal debtor for all monies payable pursuant to this Instrument (notwithstanding that, as between the Company and the Guarantor, the Guarantor is a surety only) and shall not be exonerated or discharged from liability under this guarantee:

- 13.3.1 by time or indulgence being given to, or any arrangement or alteration of terms being made with, the Company; or
- 13.3.2 by the liquidation, whether voluntary or compulsory, of the Company or by the appointment of an administrative receiver or an administrator in relation to the Company or its assets; or
- 13.3.3 by any act, omission, matter or thing whatsoever whereby the Guarantor, as surety only, would or might have been so exonerated or discharged.

13.4 Each of the covenants and guarantees contained in this clause 13 shall be a continuing covenant and guarantee binding on the Guarantor, and shall remain in operation until the Aggregate Nominal Amount of the outstanding EnergyBonds has been fully paid or satisfied.

13.5 This clause 13 shall be deemed to contain, as a separate and independent stipulation, a provision to the effect that any sums of money which may not be recoverable from the Guarantor by virtue guarantee (whether by reason of any legal limitation, disability, incapacity or any other fact or circumstance and whether known to the Bondholders or not) shall nevertheless be recoverable from the Guarantor by way of indemnity.

13.6 Each Bondholder shall be entitled to determine from time to time when to enforce this guarantee as regards his outstanding EnergyBonds and may from time to time make any arrangements or compromise with the Guarantor in relation to the guarantee given by this clause 13 which such Bondholder may think expedient and/or in his own interest.

13.7 Any payment to be made by the Guarantor under this Instrument shall be made without regard to any lien, right of set-off, counterclaim or other analogous right to which the Guarantor may be, or claim to be, entitled against any Bondholder.

13.8 Payment by the Guarantor to any Bondholder made in accordance with this clause 13 shall be deemed a valid payment for all purposes of this clause 13 and shall discharge the Guarantor from its liability under this clause 13 to the extent of the payment, and the Guarantor shall not be concerned to see to the application of any such payment.

13.9 In relation to any demand made by a Bondholder for payment by the Guarantor pursuant to this clause 13 such demand shall be in writing and shall state:

13.9.1 the full name and registered address of such Bondholder and the Aggregate Nominal Value which is claimed;

13.9.2 that none of the EnergyBonds in respect of which such demand is made has been cancelled, redeemed or repurchased by the Company;

13.9.3 that the sum demanded is due and payable by the Company, that all conditions and demands prerequisite to the Company's obligations in relation to those EnergyBonds have been fulfilled and made, that any grace period relating to those obligations has elapsed and that the Company has failed to pay the sum demanded;

13.9.4 the date on which payment of the Aggregate Nominal Amount (or part thereof) in respect of which the demand is made should have been paid to the Bondholder by the Company; and

13.9.5 the bank account details of a bank in the United Kingdom to which payment by the Guarantor is to be credited or the address to which payment by cheque is to be sent at the Bondholder's risk.

13.10 The Guarantor may rely on any demand or other document or information appearing on its face to be genuine and correct, and to have been signed or communicated by the person by whom it purports to be signed or communicated. The Guarantor shall not be liable for the consequences of such reliance and shall have no obligation to verify that the facts or matters stated in any such demand, document or information are true and correct.

14. Warranties and Undertakings

14.1 The Company undertakes to each Bondholder that:

14.1.1 it will perform and observe the obligations imposed on it by this Instrument;

14.1.2 it will comply with the provisions of the Certificates; and

14.1.3 the EnergyBonds are held subject to and with the benefit of the terms and conditions set out in this Instrument and are binding on the Company and the Bondholder and all persons claiming through or under them.

14.2 The Company and the Guarantor warrant to each Bondholder on the date of this Instrument, and at all times while such Bondholder holds EnergyBonds, that:

14.2.1 (in case of the Company only) it has the power and authority to issue the EnergyBonds and to exercise its rights and perform its obligations under the EnergyBonds;

14.2.2 it has the power and authority to enter into this Instrument and to exercise its rights and perform its obligations under this Instrument;

14.2.3 it has taken all necessary corporate, shareholder and other action to authorise the execution, delivery and performance of this Instrument; and

14.2.4 it has been duly incorporated, constituted or amalgamated and is validly subsisting and is in good standing under the laws of the jurisdiction in which it is incorporated, constituted or amalgamated.

15. Notice

15.1 Any notice or other communication to be given under this Instrument must be in writing and will be served by delivering it personally or sending it by pre-paid post or by facsimile (to the Company only) to the address and for the attention of the relevant party set out below (or as otherwise notified by that party). Any notice will be deemed to have been received:

15.1.1 if delivered personally, at the time of delivery;

15.1.2 in the case of pre-paid post, 48 hours from the date of posting;

15.1.3 in the case of registered airmail within three (3) Business Days of the date of posting; and

15.1.4 in the case of fax, at the time of transmission.

15.2 if deemed receipt occurs before 9:00am on a Business Day the notice is deemed to have been received at 9:00am on that day and if deemed receipt occurs after 5:00pm, the notice is deemed to have been received at 9:00am on the next Business Day.

15.3 The addresses of the parties for the purposes of the Instrument are as set out in the Register from time to time, and in the case of facsimile numbers as advised by the Company from time to time, or such other address as may be notified in writing from time to time by the relevant party to the other party.

15.4 For the avoidance of doubt, a notice will not be validly served under this Instrument if served by email.

16. Costs and Expenses

Each party shall pay its own costs, charges and expenses relating to the execution and implementation of this Instrument.

17. Third Party Rights

No person shall have a right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Instrument.

18. Governing Law and Jurisdiction

18.1 This Instrument and each of the EnergyBonds is governed by and shall be construed in accordance with the law of England.

18.2 Each party irrevocably submits to the exclusive jurisdiction of the courts of England as regards any claim, dispute or matter arising out of or in connection with this Instrument.

EXECUTED as a DEED) Director for and on behalf of)
Energy Bonds plc
Director/Secretary

EXECUTED as a DEED) Director for and on behalf of)
CBD Energy Limited)
Director/Secretary